Exhibit 10.7

RESTRICTED STOCK UNIT AGREEMENT

PURSUANT TO THE

THE PENNANT GROUP, INC.

2019 OMNIBUS INCENTIVE PLAN

Participant:

Grant Date:

Number of Restricted Stock Units Granted:

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between The Pennant Group, Inc. (the “Company”), and the Participant specified above, pursuant to The Pennant Group, Inc. 2019 Omnibus Incentive Plan, as in effect and as amended from time to time (the “Plan”);

WHEREAS, it has been determined under the Plan that it would be in the best interests of the Company to grant the Restricted Stock Units (“RSUs”) provided herein to the Participant; and

WHEREAS, the execution and delivery of this Agreement is contingent on the consummation of the spin-off of the Company from The Ensign Group, Inc. (the “Transaction”);

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1. Incorporation by Reference; Plan Document Receipt. This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the Award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan. The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control. By signing this Agreement, Participant further agree to accept as binding, conclusive and final all decisions and interpretations by the Committee of the Plan upon any questions arising under the Plan.

2. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a) “Cause” shall mean the occurrence of any of the following: (i) Participant’s material violation of any material law, or regulatory requirement applicable to the Company, or (ii) Participant’s material breach of any Company policy or procedure that could reasonably result in significant damage to the Company. In each of the foregoing subclauses (i) and (ii), whether or not a “Cause” event has occurred will be determined by the Board in good faith, whose determination shall be final, conclusive and binding.

(b) “Disability” shall mean a permanent and total disability as defined in Section 22(e)(3) of the Code. A Disability shall only be deemed to occur at the time of the determination by the Committee of the Disability. Notwithstanding the foregoing, Disability shall mean that a Participant is disabled under Section 409A(a)(2)(C)(i) or (ii) of the Code.

3. Grant of Restricted Stock Unit Award. Subject to the execution and return of this Agreement by the Participant to the Company as provided in Section 18 hereof, and subject to the consummation of the Transaction, the Company hereby grants to the Participant, as of the Grant Date specified above, the number of RSUs specified above, which represent the right to receive an equal number of Shares. Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest in the Company for any reason, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of the Shares underlying the RSUs, except as otherwise specifically provided for in the Plan or this Agreement. For the avoidance of doubt, if the Transaction is not consummated, this Agreement and the grant of RSUs provided for hereunder shall automatically be terminated and void ab initio.

4. Vesting.

(a) Vesting. [Vesting to be inserted at the time of grant.]

(b) Forfeiture. All unvested RSUs will be immediately forfeited for no consideration upon the Participant’s voluntary termination of employment with the Company and its Affiliates for any reason before the third (3rd) anniversary of the consummation of the Transaction. All outstanding RSUs will be immediately forfeited for no consideration upon the Participant’s termination by the Company for Cause.

5. Delivery of Shares.

(a) Settlement of RSUs. Notwithstanding anything contained in this Agreement to the contrary but subject to Section 4(b) hereof, any then outstanding RSU shall be settled as follows:

(i) of the vested RSUs shall be distributed on each of (A) the earlier to occur of (1) a Separation from Service for any reason other than Cause following the third (3rd) anniversary of the Transaction (the “Separation Trigger”), but only to the extent settlement of the RSUs in connection with the Separation Trigger is permitted under Section 409A, and (2) the fifth (5th) anniversary of the consummation of the Transaction (the “Anniversary Trigger”), and (B) of the remaining vested RSUs shall be distributed on each of the first anniversaries of the Separation Trigger or the Anniversary Trigger, as applicable; or

(ii) one hundred percent (100%) of the outstanding RSUs (including any remaining vested RSUs that have not been distributed in accordance with Section 5(a)(i) hereof) shall be distributed on the first to occur of (A) a Change in Control, provided that such Change in Control also constitutes a “change in control event”, as defined pursuant to Treasury Regulation Section 1.409A-3(i)(5), and (B) the termination of the Participant’s employment with the Company due to death or Disability.

(iii) Within thirty (30) days of a settlement event, the Company shall (A) issue and deliver to the Participant the number of settled Shares equal to the number of RSUs; and (B) enter the Participant’s name on the books of the Company as the holder of record with respect to the number of settled Shares delivered to the Participant.

(b) General. Upon settlement of the RSUs in accordance with Section 5(a), the Company may issue the shares either (i) in certificate form or (ii) book entry form, registered in the name of the Participant. Delivery of any certificates will be made to the Participant’s last address reflected on the books of the Company unless the Company is otherwise instructed in writing.

(c) Blackout Periods. If the Participant is subject to any Company “blackout” policy or other trading restriction imposed by the Company on the date such distribution would otherwise be made pursuant to Section 5(a) hereof, such distribution shall be instead made on the earlier of (i) the date that the Participant is not subject to any such policy or restriction and (ii) the later of (A) the end of the calendar year in which such distribution would otherwise have been made and (B) a date that is immediately prior to the expiration of two and one-half months following the date such distribution would otherwise have been made hereunder.

(d) Clawback. Notwithstanding the foregoing, any Shares received by the Participant in settlement of the RSUs shall be subject to clawback during the two (2) year period following such settlement if any of the following events occur during such two (2) year period: (i) a material restatement of the Company’s financial results, where such restatement is a result of the discovery of organization misconduct of Participant, as determined by the Board in its sole discretion, (ii) Participant’s material violation of any material law (or regulatory requirement applicable to the Company), or (iii) Participant’s material breach of any Company policy or procedure that could reasonably result in significant damage to the Company.

6. Rights as Stockholder. The RSUs are bookkeeping entries only. Except as otherwise provided herein, the Participant shall have no rights as a stockholder with respect to any Shares covered by any RSU.

7. Non-Transferability. No portion of the RSUs may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to the Company as a result of forfeiture of the RSUs as provided herein, unless and until payment is made in respect of vested RSUs in accordance with the provisions hereof and the Participant has become the holder of record of the vested Shares issuable hereunder. Any attempt to sell, exchange, transfer, assign, pledge, encumber or otherwise dispose of or hypothecate in any way any of the RSUs, or the levy of any execution, attachment or similar legal process upon the RSUs, contrary to the terms and provisions of this Agreement and/or the Plan shall be null and void and without legal force or effect.

8. Restrictive Covenants.

(a) Confidential Information. Participant acknowledges and agrees that the customers, business connections, customer lists, procedures, operations, techniques, financial statements, clients, potential clients or customers, employees, suppliers, programs, strategies, analyses, profit margins, sales, methods of operation, plans, products, technologies, materials, trade secrets, prospects and other aspects of and information, proprietary or otherwise, about the business of the Company or its Affiliates (the “Confidential Information”) are established at great expense and protected as confidential information and provide the Company with a substantial competitive advantage in conducting its business. Participant further acknowledges and agrees that by virtue of his employment with the Company or its Affiliates, he has had access to and will have access to, and has been entrusted with and will be entrusted with Confidential Information, and that the Company or its Affiliates would suffer great loss and injury if Participant would disclose this information or use it in a manner not specifically authorized by the Company. Therefore, Participant agrees that during his employment relationship with the Company and/or its Affiliates and thereafter, he will not, directly or indirectly, either individually or as an employee, agent, partner, shareholder, owner trustee, beneficiary, co-venturer distributor, consultant or in any other capacity, use or disclose or cause to be used or disclosed any Confidential Information, unless and to the extent that any such information (a) becomes generally known to and available for use by the public other than as a result of Participant’s acts or omissions, (b) was publicly known at the time of disclosure to Participant, or (c) is required to be disclosed to satisfy applicable laws and/or lawfully issued orders including, without limitation, legal demands, requirements, subpoenas, decrees, or orders by a competent court of law or governmental or administrative body. Participant shall deliver to the Company or its Affiliates at the termination of his employment, or at any other time the Company or its Affiliates may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company or its Affiliates which he may then possess or have under his control. Participant acknowledges and agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) that relate to the Company’s actual or anticipated business research and development or existing or future products or services and that are conceived, developed or made by Participant while employed by the Company (“Work Product”) belong to the Company or its Affiliates.

(b) Non-Solicitation; Non-Interference.

(i) Participant agrees that during his employment relationship with the Company or its Affiliates and for eighteen (18) months following the termination date, Participant shall not, except in the furtherance of their duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity unaffiliated with the Company or its Affiliates, solicit, aid, persuade or induce any customer or prospective customer of the Company or any its Affiliates to divert their business or services away from the Company or its Affiliates, terminate or change their relationship with the Company or its Affiliates in a manner that is adverse to the Company or its Affiliates, or assist or aid another party in identifying or soliciting any such customer to purchase goods or services then sold by the Company or its Affiliates.

(ii) Participant agrees that during this employment relationship with the Company or its Affiliates and for eighteen (18) months following the termination date, Participant shall not, except in the furtherance of Participant’s duties hereunder, directly or indirectly, individually or on behalf of another party, (i) solicit, aid or induce any employee, consultant, independent contractor, representative or agent of the Company or its Affiliates to leave such employment or retention with or to accept employment with or render services to another party or hire or retain any such employee, consultant, independent contractor, representative or agent of the Company or its Affiliates, or take any action to materially assist or aid another party in identifying, hiring or soliciting any such employee, consultant, independent contractor, representative or agent of the Company or its Affiliates, or (ii) intentionally interfere, or intentionally aid or induce any other person or entity in interfering, with the relationship between the Company or its Affiliates and any of their respective vendors, joint venturers or licensors. An employee, consultant, independent contractor, representative or agent shall be deemed covered by this Section 8(b)(ii) while so employed or retained by the Company or its Affiliates and for a period of six months thereafter.

(c) Non-Competition. Participant agrees that during his employment relationship with the Company and its Affiliates and for eighteen (18) months following the termination date, Participant shall not, anywhere in the areas where the Company conducts business during his employment period (the “Restricted Territory”), directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be an officer or an employee of any business or organization (each, a “Restricted Business”) that, directly or indirectly engages or participates in any line of business the Company and/or its Affiliates engages in at the time of the termination and any other active business under consideration at the time of termination. The foregoing shall not restrict Participant from owning up to 2% of any class of securities of any person engaged in a Restricted Business if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, as long as such securities are held solely as a passive investment and not with a view to influencing, controlling or directing the affairs of such person. For purposes of this Agreement, the Restricted Territory shall mean any geographic areas where the Company or its Affiliates conducts business during Participant’s employment with the Company.

(d) Non-Disparagement. During Participant’s employment relationship with the Company or its Affiliates and thereafter, Participant agrees that he will not, at any time, make, directly or indirectly, any oral or written statements that are disparaging of the Company or its Affiliates, the products or services provided by the Company or its Affiliates, any of the Company’s present or former equityholders, officers, directors or employees.

(e) Additional Acknowledgements; Remedies. Participant acknowledges that the restrictions contained in this Section 8 are reasonable and necessary to protect the legitimate interests of the Company or its Affiliates and that the Company would not have entered into this Agreement in the absence of such restrictions. Participant also acknowledges that any breach by Participant of this Section 8 will cause continuing and irreparable injury to the Company or its Affiliates for which monetary damages would not be an adequate remedy. Participant shall not, in any action or proceeding to enforce any of the provisions of the Agreement, assert any claim or defense that an adequate remedy at law exists or that this Section 8 is unreasonable or otherwise not enforceable in accordance with its terms. In the event of such breach by Participant, the Company shall have the right to enforce the provisions of this Section 8 by seeking injunctive or other relief in any court, and the Agreement shall not in any way limit remedies of law or in equity otherwise available to such entity. The periods of time set forth in this Section 8 shall not include, and shall be deemed extended by, any time required for litigation to enforce the relevant covenant periods, provided that the Company is successful on the merits in any such litigation. The “time required for litigation” is herein defined to mean the period of time from the earlier of Participant’s first breach of such covenants or service of process upon Participant through the expiration of all appeals related to such litigation.

(f) Survival of Provisions. The obligations contained in this Section 8 shall survive the termination of Participant’s employment or service with the Company and shall be fully enforceable thereafter.

(g) Limitation. If the duration, scope, or nature of any restriction covered by any provision of this Section 8 is in excess of what is valid and enforceable under applicable law, such restriction shall be construed to limit duration, scope or activity to an extent that is valid and enforceable. For each of this Section 8, each of the Company and the Participant hereby acknowledges that this such Section shall be given the construction which renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

9. Cooperation. Upon the receipt of reasonable notice from the Company (including outside counsel), the Participant agrees that while employed by the Company and thereafter, the Participant will respond and provide information with regard to matters in which the Participant has knowledge as a result of the Participant’s employment with the Company, and will provide reasonable assistance to the Company and its Affiliates and their respective representatives in defense of all claims that may be made against the Company or its Affiliates, and will assist the Company and its Affiliates in the prosecution of all claims that may be made by the Company or its Affiliates, to the extent that such claims may relate to the period of the Participant’s employment with the Company. The Participant agrees to promptly inform the Company if the Participant becomes aware of any lawsuit involving such claims that may be filed or threatened against the Company or its Affiliates. The Participant also agrees to promptly inform the Company (to the extent that the Participant is legally permitted to do so) if the Participant is asked to assist in any investigation of the Company or its Affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its Affiliates with respect to such investigation, and shall not do so unless legally required. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Participant for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Participant in complying with this Section 9.

10. Whistleblower Protection. Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede the Participant (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. The Participant does not need the prior authorization of the Company to make any such reports or disclosures and the Participant shall not be required to notify the Company that such reports or disclosures have been made.

11. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof.

12. Section 409A.

(i) The intent of the parties is that payments and benefits under this Agreement comply with Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. The parties hereto acknowledge and agree that in no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Participant by Section 409A or damages for failing to comply with Section 409A.

(ii) Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(iii) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

13. Withholding of Tax. The payment of any taxes arising as a result of this grant shall be Participant’s sole responsibility. The Company shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to the RSUs and, if the Participant fails to do so, the Company may otherwise refuse to issue or transfer any Shares otherwise required to be issued pursuant to this Agreement. Notwithstanding anything in the Plan or anything else herein, Participant and the Company hereby acknowledge and agree that the payment of any taxes arising as a result of this grant shall not be satisfied by using net shares and that Participant shall satisfy such obligations either with immediately available cash or pursuant to a “sell-to-cover” plan under a previously arranged 10b5-1 Trading Plan in a manner consistent with the Company’s Insider Trading Policy.

14. Legend. The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing Shares issued pursuant to this Agreement. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing Shares acquired pursuant to this Agreement in the possession of the Participant in order to carry out the provisions of this Section 14.

15. Securities Representations. This Agreement is being entered into by the Company in reliance upon the following express representations and warranties of the Participant. The Participant hereby acknowledges, represents and warrants that:

(a) The Participant is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the RSUs.

(b) The Participant has been advised that the Participant may be an “affiliate” within the meaning of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) and in this connection the Company is relying in part on the Participant’s representations set forth in this Section 15.

(c) If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the Shares issuable hereunder must be held indefinitely unless an exemption from any applicable resale restrictions is available or the Company files an additional registration statement (or a “re-offer prospectus”) with regard to such Shares and the Company is under no obligation to register such Shares (or to file a “re-offer prospectus”).

(d) If the Participant is deemed an affiliate within the meaning of Rule 144 of the Securities Act, the Participant understands that (i) the exemption from registration under Rule 144 will not be available unless (A) a public trading market then exists for the Shares of the Company, (B) adequate information concerning the Company is then available to the public, and (C) other terms and conditions of Rule 144 or any exemption therefrom are complied with, and (ii) any sale of the Shares issuable hereunder may be made only in limited amounts in accordance with the terms and conditions of Rule 144 or any exemption therefrom.

16. Professional Advice. The acceptance of this Agreement and the issuance of the RSUs and the underlying shares may have consequences under federal and state tax and securities laws, which may vary depending on the individual circumstances of the Participant. Accordingly, the Participant acknowledges that he or she has been advised to consult the Participant’s legal and tax advisors in connection with this Agreement. The Participant acknowledges that neither the Company nor any of its officers, directors, attorneys, or agents have made any representations as to the federal or state tax effects of or any rights under, this Agreement.

17. Entire Agreement; Amendment. This Agreement, together with the Plan, contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan. This Agreement may also be modified or amended by a writing signed by both the Company and the Participant. The Company shall give written notice to the Participant of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

18. Notices. Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of the Company. Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company.

19. Acceptance. The Participant shall forfeit the RSUs if the Participant does not execute this Agreement within a period of 30 days from the date that the Participant receives this Agreement (or such other period as the Committee shall provide).

20. No Right to Employment. Any questions as to whether and when there has been a termination of employment and the cause of such termination shall be determined in the sole discretion of the Committee. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or its Affiliates to terminate the Participant’s employment or service at any time, for any reason and with or without Cause.

21. Transfer of Personal Data. The Participant authorizes, agrees and unambiguously consents to the collection, use and/or transmission by the Company (or any Affiliate) of any personal data information related to the RSUs awarded under this Agreement for legitimate business purposes (including, without limitation, the administration of the Plan). This authorization and consent is freely given by the Participant. The Participant authorizes the Company to receive, possess, use, retain and transfer the personal data, in electronic or other form, including any requisite transfer of such personal data as may be required to a broker or other third party with whom the Participant may elect to deposit any shares received upon vesting of the RSUs.

22. Compliance with Laws. The grant of RSUs and the issuance of Shares hereunder shall be subject to, and shall comply with, any applicable requirements of any foreign and U.S. federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act, the Exchange Act and in each case any respective rules and regulations promulgated thereunder) and any other law, rule regulation or exchange requirement applicable thereto. The Company shall not be obligated to issue the RSUs or any Shares pursuant to this Agreement if any such issuance would violate any such requirements. As a condition to the settlement of the RSUs, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation.

23. Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Participant, the Participant’s heirs, executors, administrators and successors, and the Company and its Affiliates for all purposes.

24. Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Participant shall not assign (except in accordance with Section 7 hereof) any part of this Agreement without the prior express written consent of the Company.

25. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

26. Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

27. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

28. Further Assurances. Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as either party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

29. Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

30. Acquired Rights. The Participant acknowledges and agrees that: (a) the Company may terminate or amend the Plan at any time; (b) the Award of RSUs made under this Agreement is completely independent of any other award or grant and is made at the sole discretion of the Company; (c) no past grants or awards (including, without limitation, the RSUs awarded hereunder) give the Participant any right to any grants or awards in the future whatsoever; and (d) any benefits granted under this Agreement are not part of the Participant’s ordinary salary, and shall not be considered as part of such salary in the event of severance, redundancy or resignation.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

THE PENNANT GROUP, INC.

By:
Name:
Title:

PARTICIPANT

Name: